Exhibit 99.1

Strong Start to 2018

Revenue Growth of over 90% versus Prior Year First Quarter

•                  Gross revenues of $29.1 million for the quarter, an increase of 90% from prior year first quarter

•                  Adjusted loss per share of $0.07 (excludes warrant charges and certain one-time charges, and includes PPA financing cash margin); versus an adjusted loss per share of $0.11 in first quarter of 2017

In the first quarter of 2018, Plug Power continued to grow our material handling customer base with the addition of two new customers, one being a major US food distributor. In Europe, the Company successfully commissioned 80 additional units with Carrefour, more than doubling the size of the customer’s fuel cell fleet.  Since the reintroduction of the ITC (Investment Tax Credit) for fuel cells, the Company has experienced an acceleration of our sales funnel which should translate into future growth. Additionally, the successful deployment of Plug Power’s ProGen-powered Federal Express delivery van has opened additional market opportunity for the Company outside of our core business.

The success in the first quarter has provided the confidence to maintain our guidance for 2018, which includes an expected revenue growth of over 25% versus 2017.

Priority — Profitable Material Handling Business

As discussed in our 2017 year end investor letter, our priority remains on building a profitable material handling business. The value proposition is proven, as the world’s leading retailers are doing mass deployments of our hydrogen and fuel cell offerings. The promise of this material handling business should not be understated. Though a large market, our deployments have captured less than 1% of the forklift trucks in the field, leaving tremendous headroom for growth.  In addition, McKinsey predicts that this will be the common solution across the industry in the near term.

In the past quarter, the Company has continued to take steps to achieve this goal of building a profitable material handling business, growing revenue almost 100% versus Q12017 and improving adjusted EBITDAS by nearly 50%.

Our sales funnel in Q1 continued to expand, and positions the Company to meet guidance of:

•                  2018 Revenue Range: $155M to $180M

•                  EBITDAS Positive in the second half of 2018

In Q2, the Company expects to achieve between $37M and $41M in revenue and EBITDAS of ($9M) to ($7M).  This represents continued growth year over year and is consistent with the business’ seasonality, experiencing 35 to 40% of our sales in the first half of the fiscal year.

Plug Power’s products are applicable to a variety of industries, demonstrated through the work that we have accomplished in material handling, with our leading-edge products, advanced fuel cell stacks, and experience in hydrogen fueling.  Growing strength in our core market and our robust technology foundation positions Plug Power to enter these markets when entry makes business sense.

Growth Opportunities

We believe our stack technology is critical in successfully building other markets. Plug Power is a leader in the development and production of PEM stacks, shipping over 5,100 stacks in 2017. We are focused on enhancing this offering by developing our next generation of stacks using our metal plate technology. This technology will allow us to decrease stack volume by 50%, increase power density by two times, and reduce cost by 25%. We are on schedule to deliver metal plate stacks in some products at the end of this year. The offering will be on par with the best in class stack used in the Toyota Mirai.

The Plug Power metal plate technology will enable the advancement of new growth opportunities like ground support equipment, delivery vans, buses and trucks, as well as our present material handling offering.  These solutions leverage our ProGen engines which will simplify the integration of fuel cells into vehicles. The recent successes of the Federal Express delivery van and ground support equipment deployments using our ProGen engine has created increased opportunities with our present customer base as well as OEMs.

China

We believe that China will become the leader in the deployment of fuel cell vehicles in the future. In our opinion, the market will evolve over the next three years, and being patient in identifying a partner for Plug Power is beneficial to maximize the value for our shareholders.  As discussed previously, Plug Power has engaged Barclays as our advisor to assist us in identifying, engaging and negotiating a JV with potential partners. Plug Power’s goal is to have a partner with strong market access and internal demand, that will allow the Company to have a significant ownership position with protective governance rights and a partner committed to the long term. To date, Plug has down selected to a few candidates, and is continuing the discussions.  Assuming that our partnership criteria are met, we are targeting selection of a JV partner by year’s end.

Continued Focus

Our priority remains building an EBITDAS breakeven business in the second half of 2018 and one that is positioned to be cash flow and EBITDAS positive in 2019 and onward.  Our work in building future businesses is closely linked to our technology development for material handling to improve our product’s performance and costs. Many of the sales channels developed for material handling are being leveraged as we pursue opportunities in new applications. Our business approach has been to ensure we achieve our goals for this year, while positioning future growth in expanding applications for fuel cell technology.

First Quarter Operational Performance and Financial Results

Gross revenue for the first quarter of 2018 was $29.1 million, compared to $15.2 million in the first quarter of 2017.  Included in our first quarter 2018 financial results is a $1.9 million provision for common stock warrants reported as a reduction of revenue. These charges are associated with accounting for warrants stemming from our customer agreements with Amazon and Walmart. Future revenue reductions will occur over time until each of the customers reaches a cumulative $600 million of qualified purchases.

Key Operating metrics for the first quarter include:

•                  347 total GenDrive units shipped in first quarter 2018, versus 439 total GenDrive units shipped in first quarter 2017

•                  3 GenFuel sites installed in first quarter 2018, versus 2 for first quarter 2017

•                  Approximately 17,000 GenDrive units under service or PPA contract at March 31, 2018, versus approximately 12,000 at March 31, 2017

•                  61 sites under fuel delivery contract at March 31, 2018, versus 42 sites at March 31, 2017

Excluding the Amazon and Walmart warrant charges of $1.9 million in the first quarter of 2018, adjusted gross loss represented negative 7.2% of sales.  GAAP gross loss for the first quarter of 2017 was negative $4.5 mil or 29.4% of sales (there were no customer warrants in the prior year). GAAP gross loss for the first quarter of 2018, including the customer warrant charges, was negative $4.0 million or 14.6%. The improvement in adjusted gross margins versus the prior year stems from favorable mix with more fuel cell system sales and efficiencies gained in the service and fuel product lines.  The Company continues to drive sustainable positive service gross margins based on reliability investments and labor leverage.  The improvement in fuel delivery margin reflects the Company’s focus on system efficiency investments and supply chain leverage.

Net loss attributable to common shareholders for the first quarter of 2018 was $19.8 million, or $0.09 loss per share on a diluted basis, or a loss of $0.07 on an adjusted basis.  The adjusted loss per share excludes the warrant accounting and one-time charges, and includes the cash positive impact on a per share basis from the cash margin on PPA financings completed. The net loss attributable to common shareholders in the first quarter of 2017 was $24.1 million, or $0.13 loss per share on a diluted basis, or a loss of $0.11 on an adjusted basis.

Cash and Liquidity

Free cash flow for the first quarter of 2018 was negative $18.3 million compared to negative $30.0 million in the first quarter of 2017. Free cash flow is defined as the sum of cash flows from operating and investing activities, plus inflows from project financing for PPA deployments.  As of March 31, 2018, Plug Power had a total cash position of $89.0 million, including cash and cash equivalents of $46.8 million and restricted cash of $42.2 million.

During the first quarter the Company completed a $100 million convertible bond offering.  A portion of the proceeds were used to purchase a call option to increase the conversion price of the bonds to double the issuance stock price.  In addition, a portion of the proceeds were used to buy back approximately 14 million shares of common stock.  The combination of these transactions provided the Company with net proceeds of approximately $53 million, but equally important it provided a long-term capital solution with significant flexibility that will fund continued growth and working capital in 2018 and beyond.

2018 Outlook

The Company continues to focus on growth, drive cost reduction programs, and attract increased interest in existing and new markets, which collectively will provide sustained growth.  Our efforts are positioning us to deliver on 2018 and to continue building a profitable, long-term commercial company.

We are forecasting sales in second quarter 2018 of $37 million to $41 million which will represent growth of 60% to 80% over the prior year.  In addition, we forecast a range for positive adjusted gross margin of 3% to 5% and EBITDAS of negative $7 million to $9 million for the second quarter, which both represent significant improvement over prior year.

2018 will be a milestone year with Plug Power pushing through the breakeven threshold with positive EBITDAS in the second half.  We are excited as we work to deliver another big year in 2018 and look forward to sharing more on our progress as we move through the year.

Andrew Marsh, President and CEO	Paul Middleton, Chief Financial Officer

Conference Call Information
The Company will host a live conference call and webcast today, May 9, 2018.

Time: 10:00 am ET

Toll-free: 877-407-9221

The webcast can be accessed at www.plugpower.com, selecting the conference call link on the home page, or directly at https://event.webcasts.com/starthere.jsp?ei=1192497&tp_key=2f31382c04.

About Plug Power Inc.

The architect of modern hydrogen and fuel cell technology, Plug Power is the innovator that has taken hydrogen and fuel cell technology from concept to commercialization. Plug Power has revolutionized the material handling industry with its full-service GenKey solution, which is designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. The Company’s GenKey solution couples together all the necessary elements to power, fuel and serve a customer. With proven hydrogen and fuel cell products, Plug Power replaces lead acid batteries to power electric industrial vehicles, such as the lift trucks customers use in their distribution centers.

Extending its reach into the on-road electric vehicle market, Plug Power’s ProGen platform of modular fuel cell engines empowers OEMs and system integrators to rapidly adopt hydrogen fuel cell technology. ProGen engines are proven today, with thousands in service, supporting some of the most rugged operations in the world. Plug Power is the partner that customers trust to take their businesses into the future. www.plugpower.com.

Cautionary Note on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about the Company, including but not limited to statements about our expectations regarding first quarter 2018 revenue, gross margin and EBITDAS, full year 2018 revenue and Q2 2018 revenue, achieving positive EBITDAS in 2018, future reductions in unit build and service costs and hydrogen, future growth in PPA margins, the expansion of fuel cells into additional vehicle markets, future growth in revenue, gross margin, cash flow and geography served, improvements in metal plate technology, a potential strategic partnership for the China market, the impact of our relationships with Amazon and Walmart, and opportunities in the on-road electric vehicle market.

Investors are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available; our ability to obtain financing arrangements to support the sale or leasing of our products and services to customers; the ability to achieve the forecasted gross margin on the sale of our products; the volatility of our stock price; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that a loss of one or more of our major customers could result in a material adverse effect on us; the cost and availability of fuel and fueling infrastructures for our products; the risk of elimination of government subsidies and economic incentives for alternative energy products; the risk of potential losses related to any product liability claims or contract disputes; competitive factors, such as price competition and competition from traditional and alternative energy companies; the cost and availability of components and parts for our products; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components;  the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risks related to the use of flammable fuels in our products; our ability to protect our intellectual property; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large scale commercial basis; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; market acceptance of our products and services, including GenDrive units; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully market, distribute and service our products and services internationally; our ability to improve system reliability for our products; our ability to maintain an effective system of internal controls; our ability to attract and maintain key personnel; the risks associated with potential future acquisitions; the cost of complying with current and future federal, state and international governmental regulations; and other risks and uncertainties referenced in our public filings with the SEC.

For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in our public filings with the SEC, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017. Investors should consider these factors in evaluating the forward-looking statements included in this communication and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and the Company undertakes no obligation to update such statements as a result of new information.

Plug Power Contact

Teal Vivacqua
518.738.0269
plugpower@pluckpr.com

SOURCE: PLUG POWER

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2018	2017

Assets
Current assets:
Cash and cash equivalents	$46,746	$24,828
Restricted cash	13,811	13,898
Accounts receivable	22,986	15,331
Inventory	47,348	48,776
Prepaid expenses and other current assets	14,641	16,774
Total current assets	145,532	119,607

Restricted cash	28,412	29,329
Property, plant, and equipment, net of accumulated depreciation of $32,193 and $31,588, respectively	10,835	10,414
Leased property, net of accumulated depreciation of $13,987 and $11,812, respectively	88,167	87,065
Goodwill	9,714	9,445
Intangible assets, net of accumulated amortization of $1,925 and $1,735, respectively	3,724	3,785
Other assets	11,922	11,165
Total assets	$298,306	$270,810

Liabilities, Redeemable Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,609	$42,362
Accrued expenses	8,190	10,595
Deferred revenue	9,084	8,630
Finance obligations	37,662	34,506
Current portion of long-term debt	14,763	18,762
Other current liabilities	1,033	866
Total current liabilities	113,341	115,721
Deferred revenue	25,083	25,809
Common stock warrant liability	3,133	4,391
Finance obligations	35,383	37,069
Convertible senior notes, net	58,275	—
Long-term debt	12,871	13,371
Other liabilities	19	94
Total liabilities	248,105	196,455
Redeemable preferred stock:
Series C redeemable convertible preferred stock, $0.01 par value per share (aggregate involuntary liquidation preference $16,664); 10,431 shares authorized; Issued and outstanding: 2,620 at March 31, 2018 and December 31, 2017	709	709
Stockholders’ equity:
Common stock, $0.01 par value per share; 750,000,000 shares authorized; Issued (including shares in treasury): 229,192,631 at March 31, 2018 and 229,073,517 at December 31, 2017	2,292	2,291
Additional paid-in capital	1,273,680	1,250,899
Accumulated other comprehensive income	2,606	2,194
Accumulated deficit	(1,198,484)	(1,178,636)
Less common stock in treasury: 14,985,057 at March 31, 2018 and 587,151 at December 31, 2017	(30,602)	(3,102)
Total stockholders’ equity	49,492	73,646
Total liabilities, redeemable preferred stock, and stockholders’ equity	$298,306	$270,810

Plug Power Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue:
Sales of fuel cell systems and related infrastructure	$11,458	$2,197
Services performed on fuel cell systems and related infrastructure	6,598	5,149
Power Purchase Agreements	5,489	4,311
Fuel delivered to customers	5,535	3,491
Other	—	87
Gross revenue	29,080	15,235
Provision for common stock warrants	(1,885)	—
Net revenue	27,195	15,235
Cost of revenue:
Sales of fuel cell systems and related infrastructure	10,122	2,286
Services performed on fuel cell systems and related infrastructure	6,870	6,566
Power Purchase Agreements	8,291	6,615
Fuel delivered to customers	5,896	4,149
Other	—	98
Total cost of revenue	31,179	19,714
Gross loss	(3,984)	(4,479)
Operating expenses:
Research and development	8,648	5,998
Selling, general and administrative	8,309	9,145
Total operating expenses	16,957	15,143
Operating loss	(20,941)	(19,622)
Interest and other expense, net	(3,105)	(2,137)
Change in fair value of common stock warrant liability	1,258	(2,280)
Loss before income taxes	$(22,788)	$(24,039)
Income tax benefit	2,953	—
Net loss attributable to the Company	$(19,835)	$(24,039)
Preferred stock dividends declared	(13)	(26)
Net loss attributable to common shareholders	$(19,848)	$(24,065)
Net loss per share:
Basic and diluted	$(0.09)	$(0.13)
Weighted average number of common shares outstanding	226,985,762	191,185,690

Plug Power Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended March 31,
	2018	2017

Cash Flows From Operating Activities:
Net loss attributable to the Company	$(19,835)	$(24,039)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment, and leased property	2,780	2,002
Amortization of intangible assets	158	143
Stock-based compensation	2,005	2,462
Amortization of debt issuance costs	379	147
Provision for common stock warrants	1,885	—
Change in fair value of common stock warrant liability	(1,258)	2,280
Income tax benefit	(2,953)	—
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	(7,655)	5,021
Inventory	1,428	(3,786)
Prepaid expenses and other assets	1,376	1,569
Accounts payable, accrued expenses, and other liabilities	(2,066)	(8,336)
Deferred revenue	(272)	(1,322)
Net cash used in operating activities	(24,028)	(23,859)
Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(1,026)	(303)
Purchases for construction of leased property	(3,277)	(9,336)
Net cash used in investing activities	(4,303)	(9,639)
Cash Flows From Financing Activities:
Proceeds from exercise of stock options	50	—
Payments for redemption of preferred stock	—	(3,700)
Proceeds from issuance of convertible senior notes, net	96,057	—
Purchase of capped call and common stock forward	(43,500)	—
Principal payments on long-term debt	(4,649)	(50)
Increase in finance obligations	1,241	2,230
Net cash provided by (used in) financing activities	49,199	(1,520)
Effect of exchange rate changes on cash	46	35
Increase (decrease) in cash, cash equivalents and restricted cash	20,914	(34,983)
Cash, cash equivalents, and restricted cash beginning of year	68,055	100,636
Cash, cash equivalents, and restricted cash end of year	$88,969	$65,653
Other Supplemental Cash Flow Information:
Cash paid for interest	$2,554	$1,902

Plug Power Inc.

Reconciliation of Non-GAAP Financial Measures

(Dollars in 000’s)

	For the three months ended March 31,
Reconciliation of Reported Operating Loss to EBITDAS and Adjusted EBITDAS	2018	2017
Operating loss, as reported	$(20,941)	$(19,622)
Stock-based compensation	2,005	2,462
Depreciation and amortization	2,938	2,145
Provision for common stock warrants	1,885	—
EBITDAS	$(14,113)	$(15,015)
Walmart financing cash margin	4,900	—
Restructuring and other non-recurring charges	478	—
Adjusted EBITDAS	$(8,735)	$(15,015)

	For the three months ended March 31,
Reconciliation of Reported Net Loss to Adjusted Net Loss	2018	2017
Net loss attributable to common shareholders, as reported	$(19,848)	$(24,065)
Provision for common stock warrants	1,885	—
Change in fair value of common stock warrant liability	(1,258)	2,280
Walmart financing cash margin	4,900	—
Restructuring and other non-recurring charges	478	—
Income tax benefit	(2,953)	—
Adjusted net loss attributable to common shareholders	$(16,796)	$(21,785)
Adjusted diluted net loss per share	$(0.07)	$(0.11)
Diluted weighted average number of common shares outstanding	226,985,762	191,185,690

	For the three months ended March 31,
Reconciliation of Reported Gross Loss to Adjusted Gross Loss	2018	2017
Gross loss, as reported	$(3,984)	$(4,479)
Provision for common stock warrants	1,885	—
Adjusted gross loss	$(2,099)	$(4,479)

	For the three months ended March 31,
Free Cash Flow	2018	2017
Net cash used in operating activities	$(24,028)	$(23,859)
Net cash used in investing activities	(4,303)	(9,639)
Project financing for PPA sites	10,000	3,500
Free cash flow	$(18,331)	$(29,998)

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDAS, adjusted EBITDAS, adjusted diluted net loss per share, adjusted net loss, adjusted gross loss and free cash flow, which are non-GAAP measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s economic performance year over year. In addition, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDAS, adjusted EBITDAS, adjusted diluted net loss per share, adjusted net loss, adjusted gross loss and free cash flow are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and share related expense. Adjusted EBITDAS is defined as EBITDAS adjusted for cash margin realized on financing PPA deployments and restructuring and other non-recurring charges. Adjusted net loss attributable to common shareholders is defined as net loss attributable to common shareholders adjusted for warrant related charges, cash margin realized on financing PPA deployments, restructuring and other non-recurring charges, and income tax benefit. Adjusted gross loss is defined as gross loss adjusted for warrant related charges. Free cash flow is defined as the sum of net cash used in operating activities, net cash used in investing activities and cash proceeds from financing PPA deployments.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Further, EBITDAS and Adjusted EBITDAS exclude certain expenses, such as depreciation and amortization expense, which represent significant and unavoidable operating costs of our business. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDAS and Adjusted EBITDAS only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.